Exhibit 5.1

[Letterhead of Winston & Strawn LLP]

November 30, 2007

SIRVA, Inc.
700 Oakmont Lane
Westmont, Illinois 60559

Re:	Form S-1 Registration Statement

Ladies and Gentleman:

This opinion letter is being delivered by us, as counsel to SIRVA, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Form S-1 Registration Statement to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the offer and sale of up to (a) 75,000 outstanding shares of the Company’s 8% Convertible Perpetual Preferred Stock, par value $0.01 per share (the “Convertible Preferred Stock”), which may be offered and sold by the Selling Stockholders (as defined in the Registration Statement), (b) 26,794,829 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), including (i) 1,794,829 outstanding shares of Common Stock (the “Shares”), which may be offered by the Selling Stockholders pursuant to the Registration Statement, and (ii) 25,000,000 shares of Common Stock issuable upon the conversion of the Convertible Preferred Stock (the “Conversion Shares”), which may be offered by the Selling Stockholders pursuant to the Registration Statement after the conversion of the Convertible Preferred Stock, and (c) $20,250,000 in shares of Common Stock issuable by the Company (the “Dividend Shares”), which may be offered and sold by the Selling Stockholders pursuant to the Registration Statement if and after the Company elects to issue shares of Common Stock in lieu of paying cash dividends pursuant to the terms of the Convertible Preferred Stock.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for such opinions. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions rendered herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1              The Convertible Preferred Stock has been duly authorized and is validly issued, fully paid and nonassessable;

2.             The Shares have been duly authorized and are validly issued, fully paid and nonassessable; and

3.             The Conversion Shares have been duly authorized, and upon issuance on conversion of the Convertible Preferred Stock in accordance with its terms, shall be validly issued, fully paid and nonassessable; provided, however, that we have assumed that the issuance of the Convertible Preferred Shares will not cause the Company to exceed the number of authorized shares of Common Stock set forth in the Company’s Amended and Restated Certificate of Incorporation.

4.             The Dividend Shares have been duly authorized, and upon issuance if and after the Company elects to issue Dividend Shares in lieu of paying cash dividends pursuant to the terms of the Convertible Preferred Stock at conversion prices at or in excess of the par value of shares of Common Stock, shall be validly issued, fully paid and nonassessable; provided, however, that we have assumed that the issuance of the Dividend Shares when issued will not cause the Company to exceed the number of authorized shares of Common Stock set forth in the Company’s Amended and Restated Certificate of Incorporation.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware, as amended. We express no opinion herein as to any other laws, statutes, regulations or ordinances. This opinion letter is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur. This opinion letter is being furnished solely for the Company’s benefit in connection with the issuance, offer and sale by the Selling Stockholders of the Convertible Preferred Stock and Common Stock and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Winston & Strawn LLP